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                                                                    Exhibit 99.1

For Immediate Release
June 28, 2002

   Delco Remy International Closes $250 Million Credit Facility with Wachovia



     Anderson, Indiana, June 28, 2002/PR Newswire/Delco Remy International, Inc., a leading supplier of aftermarket and OEM electrical and powertrain/drivetrain products for automotive, heavy duty and industrial applications, today announced that it has completed the agreements and closed the transaction for its $250 million secured, asset based, revolving credit facility with a syndicate of banks, led by Wachovia Bank, National Association and its subsidiary Congress Financial Corporation. This facility replaces the Company's existing secured revolving credit facility of $200 million, which was due to expire on March 31, 2003. The new facility extends through March 31, 2006 and has provisions for annual extensions thereafter. The Company intends to use this facility to refinance borrowings under the Company's existing credit agreement and for general corporate purposes including, but not limited to, general operating and working capital needs.

     "Strategically, a long-term borrowing facility that is linked to the asset base of the Company will provide better flexibility and support for the significant growth prospects of the Company," said Raj Shah, Executive Vice President and Chief Financial Officer.

     Statements in this press announcement, which are not historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission which you may obtain for free at the SEC's website, www.sec.gov. These forward-looking statements are made only as of the date of this press release and Delco Remy undertakes no obligation to update or revise these forward-looking statements.

Investor Relations:       David E. Stoll      765-778-6523
Media Relations:          John J. Pyzik       765-778-6607
Delco Remy Web site:      http:/www.delcoremy.com